LANDAUER, INC.
EXECUTIVE SEVERANCE PLAN

This document constitutes the Landauer, Inc. Executive Severance Plan (the “Plan”).  The Plan is intended to secure the continued services and ensure the continued dedication and objectivity of the Employees (as defined in Section 1(e)).  The purpose of the Plan is to provide benefits to a group of employees of the Company and its participating affiliates that constitutes a “select group of management or highly compensated employees” within the meaning of Department of Labor Regulation §2520.104-24.

1.Definitions.  As used in the Plan, the following terms shall have the respective meanings set forth below:

(a)“Board” means the Board of Directors of the Company.

(b)“Cause” means:

(1)a material breach by an Employee of the duties and responsibilities of the Employee (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Employee’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach;

(2)the commission or conviction of a felony or any act involving fraud, embezzlement, theft or misrepresentation; or

(3)any gross or willful misconduct of the Employee resulting in substantial loss to the Company or substantial damage to the Company’s business or reputation.

(c)“Code” means the Internal Revenue Code of 1986, as amended.

(d)“Company” means Landauer, Inc., a Delaware corporation.

(e)“Employee” means any person who is employed by the Company in an executive or officer position and who is designated by the Plan Administrator, in his or her sole discretion, as a participant in the Plan from time to time; provided,  however, that the Plan Administrator may not revoke such a designation without giving such person 120 days advance notice of such revocation.  The Plan Administrator, in his or her sole discretion, shall designate each Employee as a Benefit Level I Employee, a Benefit Level II Employee or a Benefit Level III Employee for purposes of the Plan.  The Plan Administrator may, in his or her sole discretion, change any such designation; provided,  however, that the Plan Administrator may not change a designation in a manner that is adverse to the interests of an Employee without giving such Employee 120 days advance notice of such change.

(f)“Nonqualifying Termination” means the termination of an Employee’s employment (i) by the Company for Cause, (ii) by the Employee for any reason, (iii) as a result of the Employee’s death, or (iv) by the Company due to the Employee’s absence from his or her duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Employee’s incapacity due to physical or mental illness.

(g)“Separation from Service” means a “separation from service” as defined in Treasury Regulation section 1.409A-1(h).

(h)“Severance Period” means (i) with respect to a Benefit Level I Employee, the period commencing on the Termination Date and ending twenty-four months following the Termination Date, (ii) with respect to a Benefit Level II Employee, the period commencing on the Termination Date and ending eighteen months following the Termination Date and (iii) with respect to a Benefit Level III Employee, the period commencing on the Termination Date and ending twelve months following the Termination Date.

(i)“Termination Date” with respect to an Employee means the date on which the Employee incurs a Separation from Service other than by reason of a Nonqualifying Termination.

2.Payments and Benefits Upon Separation from Service.  If an Employee incurs a Separation from Service, other than (i) by reason of a Nonqualifying Termination or (ii) if such Employee is a participant in the Landauer, Inc. Executive Special Severance Plan, during the “Termination Period” (as such term is defined in the Landauer, Inc. Executive Special Severance Plan), and the Employee (or the Employee’s executor or other legal representative in the case of the Employee’s death or disability following such termination) executes a general release and noncompetition, nonsolicitation, intellectual property, confidentiality and nondisparagement agreement  in a form reasonably acceptable to the Company in its sole discretion (the “Release and Noncompetition Agreement”), within 60 days following the Termination Date and has not revoked the Release and Noncompetition Agreement, the Company shall provide to the Employee, as compensation for services rendered to the Company, and in consideration of the general release and the covenants set forth in the Release and Noncompetition Agreement, the benefits described in paragraphs (a), (b) and (c) of this Section 2. In addition, if the employment of an Employee shall terminate for any reason, then the Employee shall be entitled to the following without regard to whether a Release and Noncompetition Agreement is executed:  (i) a cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 4) equal to the sum of the Employee’s full annual base salary from the Company and its affiliated companies through the Termination Date, and any accrued vacation pay, in each case to the extent not theretofore paid, and (ii) the benefits provided under the terms of any employee benefit plan in which the Employee participates including, without limitation, the Company’s Supplemental Key Executive Retirement Plan or the Company’s Non-Qualified Excess Plan.

(a)The Company shall continue to pay to the Employee (or the Employee’s beneficiary or estate, as the case may be) the Employee’s base salary (at the Employee’s then-current annualized rate) for the Severance Period in prorated installments in accordance with the Company’s normal payroll schedule (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 4).  Subject to the following sentence, the stream of installment payments described above shall begin within 30 days following the date of execution of the Release and Noncompetition Agreement; provided, however, that any payment which could be paid during a designated period that begins in one taxable year and ends in a second taxable year shall be paid in the second taxable year.  Notwithstanding the foregoing, if an Employee is a “specified employee” (as that term is used in section 409A of the Code and regulations and other guidance issued thereunder), on his or her Termination Date, then (A) no such payment shall be made before the six-month anniversary of such Termination Date, and (B) the stream of installment payments shall begin within 30 days after such six-month anniversary; provided,  however, that if such Participant dies prior to such six-month anniversary, then such payments shall begin within ninety (90) days following the date on which he or she dies.

(b)For the period commencing on the Termination Date and ending on the earlier of (i) the expiration of the Employee’s Severance Period and (ii) the date on which the Employee becomes eligible to participate in and receive medical benefits under a plan or arrangement sponsored by another employer having benefits substantially equivalent to the benefits provided pursuant to this Section 2(b), the Company shall continue the Employee’s medical coverage upon the same terms and otherwise to the same extent as such coverage is provided to similarly situated active employees, and the Company and the Employee shall share the costs of the continuation of such medical coverage in the same proportion as such costs are shared by similarly situated active employees.

(c)The Employee shall be entitled to outplacement services to be provided by a firm selected by the Company.  With respect to a Benefit Level I Employee, the Company shall pay for the cost of such outplacement services (up to a maximum of $30,000) for a period not to exceed twelve months.  With respect to a Benefit Level II Employee or a Benefit Level III Employee, the Company shall pay for the cost of such outplacement services (up to a maximum of $25,000) for a period not to exceed six months.  Payments shall be made directly to the outplacement firm upon submission of proper documentation to the Company.  If an Employee elects not to use such outplacement services or elects to use such outplacement services for less than the maximum period or amount, the Employee will not be entitled to any cash payment in lieu thereof.

3.Plan Administration; Claims Procedure.

(a)The Plan shall be interpreted and administered by the person or persons appointed by the Board from time to time to administer the Plan (the “Plan Administrator”), who shall have complete authority, in his or her sole discretion subject to the express provisions of the Plan, to make all determinations necessary or advisable for the administration of the Plan.  All questions arising in connection with the interpretation of the Plan or its administration shall be submitted to and determined by the Plan Administrator in a fair and equitable manner.

(b)The Plan Administrator may from time to time delegate any of his or her duties hereunder to such person or persons as the Plan Administrator may designate.  The Plan Administrator is empowered, on behalf of the Plan, to engage accountants, legal counsel and such other persons as the Plan Administrator deems necessary or advisable for the performance of his or her duties under the Plan.  The functions of any such persons engaged by the Plan

Administrator shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan.  Such persons shall exercise no discretionary authority or discretionary control respecting the administration of the Plan.  All reasonable fees and expenses of such persons shall be borne by the Company.

(c)If any Employee or other person believes he is entitled to benefits in an amount greater than those, which he is receiving or has received, he may file a written claim with the Secretary of the Company.  Such claim shall state the nature of the claim, the facts supporting the claim, the amount claimed, and the address of the claimant.  The secretary of the Company shall review the claim and shall, within 90 days after receipt of the claim, give written notice by registered or certified mail to the claimant of the Secretary’s decision with respect to the claim.  If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 90-day period and in no event shall such an extension exceed 90 days.  The notice of the Company’s decision with respect to the claim shall be written in a manner designed to be understood by the claimant and, if the claim is wholly or partially denied, set forth the specific reasons for the denial, specific references to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the claim review procedure under the Plan.  The Company shall also advise the claimant that he or his duly authorized representative may request a review of the denial by the President of the Company by filing with the Company within 60 days after notice of the denial has been received by the claimant, a written request for such review.  The claimant shall be informed that he may have reasonable access to pertinent documents and submit comments in writing to the President within the same 60-day period.  If a request is so filed, review of the denial shall be made by the President within 60 days after receipt of such request unless special circumstances require an extension, and the claimant shall be given written notice of the President’s final decision.  If special circumstances require an extension of time, the claimant shall be so advised in writing within the initial 60‑day period and in no event shall such an extension exceed 60 days.  The notice of the President’s final decision shall include specific reasons for the decision and specific references to the pertinent Plan provisions on which the decision is based and shall be written in a manner designed to be understood by the claimant.

4.Withholding Taxes.  The Company may withhold from all payments due under the Plan to each Employee (or his or her beneficiary or estate) all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

5.Amendment and Termination.  The Company shall have the right, in its sole discretion, pursuant to action by the Board, to approve the amendment or termination of the Plan, which amendment or termination shall not become effective until the date fixed by the Board for such amendment or termination, which date, in the case of an amendment which would be adverse to the interests of any Employee or in the case of termination, shall be at least 120 days after notice thereof is given by the Company to the Employees in accordance with Section 15 hereof.

6.Entire Agreement.  Subject to Section 7(a) hereof, any amount paid pursuant to the Plan shall be paid in lieu of any other amount of severance relating to salary or bonus continuation, any other continuation of medical coverage (other than coverage required by the Consolidated Omnibus Budget Reconciliation Act of 1985) or any other outplacement services to be received by the Employee upon termination of employment of the Employee under any severance plan, policy or arrangement of the Company.  Subject to the foregoing, the rights of, and benefits payable to, an Employee pursuant to the Plan are in addition to any rights of, or benefits payable to, an Employee under any other employee benefit plan or compensation program of the Company.  All rights of an Employee under any such plan or program shall be determined in accordance with the provisions of such plan or program.  Notwithstanding anything herein to the contrary, the Employee shall not be entitled to any payment or benefit under the Plan if the Employee (i) is party to an employment or similar agreement with the Company or any of its subsidiaries that addresses severance benefits, except to the extent such agreement specifically addresses the interaction of the Plan and such agreement, or (ii) is a participant in the Landauer, Inc. Executive Special Severance Plan and his or her Separation from Service occurs during the “Termination Period” (as such term is defined in the Landauer, Inc. Executive Special Severance Plan).

7.Offset; Mitigation.

(a)If the Company is obligated by law or contract to pay severance pay, notice pay or other similar benefits, or if the Company is obligated by law or by contract to provide advance notice of separation (“Notice Period”), then any payments hereunder shall be reduced by the amount of any such severance pay, notice pay or other similar benefits, as applicable, and by the amount of any severance pay, notice pay or other similar benefits received during any Notice Period.

(b)In no event shall an Employee be obligated to seek other employment or to take other action by way of mitigation of the amounts payable and the benefits provided to such Employee under any of the provisions of the Plan, and such amounts and benefits shall not be reduced whether or not such Employee obtains other employment, except as otherwise provided in Section 2(c) hereof.

8.Unfunded Plan.  The Plan shall not be funded.  No Employee entitled to benefits hereunder shall have any right to, or interest in, any specific assets of the Company, but an Employee shall have only the rights of a general creditor of the Company to receive benefits on the terms and subject to the conditions provided in the Plan.

9.Payments to Minors, Incompetents and Beneficiaries.  Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of giving a receipt therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Plan Administrator and all other parties with respect thereto.  If an Employee shall die while any amounts would be payable to the Employee under the Plan had the Employee continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such person or persons appointed in writing by the Employee to receive such amounts or, if no person is so appointed, to the estate of the Employee.

10.Non-Assignability.  None of the payments, benefits or rights of any Employee shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee’s process or any other legal or equitable process available to any creditor of such Employee.  Except as otherwise provided herein or by law, no right or interest of any Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment or pledge;  no attempted assignment or transfer thereof shall be effective; and no right or interest of any Employee under the Plan shall be subject to any obligation or liability of such Employee.

11.No Rights to Continued Employment.  Neither the adoption of the Plan, nor any amendment hereof, nor the creation of any fund, trust or account, nor the payment of any benefits, shall be construed as giving any Employee the right to be retained in the service of the Company, and all Employees shall remain subject to discharge to the same extent as if the Plan had not been adopted.

12.Arbitration.  Except as otherwise provided in the Release and Noncompetition Agreement, any dispute or controversy between the Company and the Employee, whether arising out of or relating to the Plan, the breach of the provisions of the Plan, or otherwise, shall be settled by arbitration in Chicago, Illinois administered by the American Arbitration Association, with any such dispute or controversy arising under the Plan being so administered in accordance with its Commercial Rules then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction.  However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved.  Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and the Employee.  The Company and the Employee acknowledge that the Plan evidences a transaction involving interstate commerce.  Notwithstanding any choice of law provision included in the Plan, the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision.

13.Successors; Binding Agreement.  The Plan shall inure to the benefit of and be binding upon the beneficiaries, heirs, executors, administrators, successors and assigns of the parties, including each Employee, present and future, and any successor to the Company or one of its subsidiaries.  The Plan shall not be terminated by any merger or consolidation of the Company whereby the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company.  In the event of any such merger, consolidation or transfer of assets, the provisions of the Plan shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.  The Company agrees that concurrently with any merger, consolidation or transfer of assets referred to in this Section 13, it will cause any surviving or resulting corporation or transferee unconditionally to assume all of the obligations of the Company hereunder.

14.Headings.  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.

15.Notices.  Any notice or other communication required or permitted pursuant to the terms hereof shall have been duly given when delivered or mailed by United States mail, first class, postage prepaid, addressed to the intended recipient at his, her or its last known address.

16.Effective Date.  The Plan shall be effective as of the date hereof and shall remain in effect unless and until terminated by the Board pursuant to Section 5 hereof.

17.Employment with Subsidiaries. For purposes of the Plan, employment with the Company shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

18.Governing Law; Validity. The Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Illinois (without regard to principles of conflicts of laws) to the extent not preempted by Federal law, which shall otherwise control.  If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and the Plan shall be construed and enforced as if such provision had not been included.

19.Compliance With Section 409A of Code.  The Plan is intended to comply with the provisions of section 409A of the Code, and shall be interpreted and construed accordingly.  Each payment and benefit hereunder shall constitute a “separately identified” amount within the meaning of Treasury regulation §1.409A-2(b)(2).  The Company shall have the discretion and authority to amend the Plan at any time to satisfy any requirements of section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable to the Plan.  Notwithstanding the foregoing, in no event shall the Company, any of its employees, or any member of the Board have any liability for any taxes imposed in connection with a failure of the Plan to comply with section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused the Plan to be adopted as of the 20th  of February, 2013.

LANDAUER, INC.

By:  _/s/ Michael Leatherman_________